CERTIFICATE OF AMENDMENT TO
                         CERTIFICATE OF INCORPORATION OF
                                    MVD, INC.
                             a Delaware corporation


     MVD, Inc., a corporation organized under the General Corporation Law of the State of Delaware ("Corporation"), does hereby certify:

     FIRST: The Corporation has received payment for its capital stock.

     SECOND: The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution was approved by a majority of the Corporation's Board of Directors and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware; and, further, was approved by the shareholders of the Corporation pursuant to Section 228 of the General Corporation Law of the State of Delaware.

     RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking Article FIRST in its entirety and replacing therefor:
`FIRST:  The name of this  corporation  shall be NT Media Corp. of  California,
Inc.'; and                                       ------------------------------
----

     RESOLVED, the Certificate of Incorporation of the Corporation be amended by striking Article FOURTH in its entirety and replacing therefor: 'FOURTH: The total number of shares of stock which this corporation shall have authority to issue is One Hundred Five Million (105,000,000) with a par value of one mil ($.001) per share. One Hundred Million (100,000,000) of those shares are Common Stock and Five Million (5,000,000) of those shares are Preferred Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought. The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) as determined by the Board of Directors of this corporation in accordance with the provisions of Section (3) of ARTICLE FIFTH of this Certificate of Incorporation, or (ii) as otherwise provided by the Delaware General Corporation Law, as amended from time to time. The stockholders shall not possess cumulative voting rights. The holders of shares of capital stock of the corporation shall not be entitled to pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue. The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.'

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officer.

Dated:   April 24, 2001


                                       By:    /s/ Chris Mehringer
                                              -----------------------
                                              Chris Mehringer
                                       Its:   President


ATTEST:

By:      /s/ Chris Mehringer
         -------------------
         Chris Mehringer
Its:     Secretary